Exhibit 10.5

SPRINGWORKS THERAPEUTICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of SpringWorks Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company. This Policy will become effective as of the effective time of the registration statement for the Company’s initial firm commitment underwritten public offering of equity securities (the “Effective Date”) and will apply to all non-employee directors of the Board (such directors, the “Eligible Directors”) of the Company (the “Board”). In furtherance of this purpose, except as otherwise provided in any written agreement between the Company and an Eligible Director, all Eligible Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board. No additional compensation for attending individual Board meetings.

Additional Annual Retainer for Non-Executive Chair of the Board: $65,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000

Audit Committee member:	$7,500

Compensation Committee Chairperson:	$10,000

Compensation Committee member:	$5,000

Nominating and Corporate Governance Committee Chairperson:	$8,000

Nominating and Corporate Governance Committee member:	$4,000

Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.

All cash retainers will be paid quarterly, in arrears, or upon the earlier of resignation or removal of the Eligible Director. Cash retainers owing to Eligible Directors shall be annualized, meaning that with respect to Eligible Directors who join the Board during the calendar year, and with respect to all Eligible Directors for 2019, such amounts shall be pro-rated based on the number of calendar days served by such Eligible Director following the Effective Date.

For purposes of this Policy, “Value” means with respect to any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718.

Equity Retainers

Initial Equity Grant: Upon the Effective Date, each Eligible Director serving as of such date shall receive a one-time equity grant of an option to purchase that number of shares of Common Stock that has a Value equivalent to $336,819. Such initial equity grant shall vest in equal quarterly installments during the twelve quarters following the grant date, subject to the Eligible Director’s continued service on the Board through each such date. For each Eligible Director joining the Board after the Effective Date, upon his or her initial appointment to the Board, each such Eligible Director shall receive a one-time equity grant of an option to purchase that number of shares of Common Stock that has a Value equivalent to $336,819. Such initial equity grant shall vest in equal quarterly installments during the twelve quarters following the grant date, subject to the Eligible Director’s continued service on the Board through each such date.

Annual Equity Grant: Immediately following each annual meeting of the Company’s stockholders, each continuing Eligible Director will receive an annual equity grant of an option to purchase that number of shares of Common Stock that has a Value equivalent to $168,410. Such annual equity grant shall vest on the earlier of the one-year anniversary of the grant date and the Company’s next annual meeting of stockholders, subject to the Eligible Director’s continued service on the Board through such date.

All of the foregoing option grants will become immediately exercisable upon the death, disability of an Eligible Director or upon a Sale Event (as defined in the Company’s 2019 Stock Option and Incentive Plan). In addition, Eligible Directors will have until the earlier of one year following cessation of service as a director or the original expiration date of the option to exercise the option (to the extent vested at the date of such cessation), provided that the Eligible Director has not been removed for cause.

Any stock option granted to an Eligible Director pursuant to this Policy will be granted at an exercise price equal to the Fair Market Value of a share of Common Stock on the date of grant (as defined in the Company’s 2019 Stock Option and Incentive Plan).

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by Eligible Directors in attending Board and committee meetings.

ADOPTED: August 7, 2019, subject to effectiveness of the Company’s Registration Statement on Form S-1.